Exhibit 99.1

Apollo Group, Inc. News Release
APOLLO GROUP, INC. REPORTS FISCAL 2011 THIRD QUARTER RESULTS
Phoenix, June 30, 2011 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or the “Company”) today reported financial results for the three and nine months ended May 31, 2011.
“During the third quarter, we continued to execute on our key initiatives to improve outcomes, enhance student protections, and elevate the educational experience throughout every touch point of the student lifecycle,” said Apollo Group Co-Chief Executive Officer and Apollo Global Chairman Greg Cappelli. “We are encouraged by the progress we are making in improving retention rates and continuing to shift the mix of our students toward higher degree level programs.”
Apollo Group Co-Chief Executive Officer Chas Edelstein added, “We are committed to differentiating the University of Phoenix by focusing on academic quality and delivering a world class student experience. Our actions, over time, are intended to elevate the brand and reputation of our institutions, improve student outcomes, reduce enterprise risk, and position us for stable, long-term growth.”
Unaudited Third Quarter of Fiscal 2011 Results of Operations
Consolidated net revenue for the third quarter of fiscal 2011 totaled $1,235.8 million, which represents a 7.6% decrease from the third quarter of fiscal 2010, principally due to lower enrollments at University of Phoenix, partially offset by selective tuition price and other fee changes. For the quarter, University of Phoenix Degreed Enrollment decreased 16.4% to 398,400 compared with the prior year third quarter, primarily due to decreases in New Degreed Enrollment in recent quarters, including a 40.5% decrease in New Degreed Enrollment in the third quarter of fiscal 2011 compared with the prior year period. The Company believes the decline in New Degreed Enrollment is primarily the result of the operational changes and initiatives it has implemented to more effectively support students and improve educational outcomes, as well as the broader competitive environment. The operational changes include the manner in which admissions personnel and other employees are evaluated and compensated, the full implementation of University Orientation, and the Company’s efforts to more effectively identify students who have a greater likelihood to succeed in University of Phoenix’s educational programs.
The Company reported income from continuing operations attributable to Apollo Group for the three months ended May 31, 2011, of $211.9 million, or $1.51 per share (140.3 million diluted weighted average shares outstanding), compared to income from continuing operations attributable to Apollo Group of $177.2 million, or $1.16 per share (152.3 million diluted weighted average shares outstanding) for the three months ended May 31, 2010.

Results for the third quarter of fiscal 2011 contain special items that include a $2.0 million pre-tax charge ($1.2 million net of tax) for accrued incremental post-judgment interest and future estimated legal costs related to a securities class action lawsuit (Policeman’s Annuity and Benefit Fund of Chicago) and a tax benefit of $9.6 million resulting from the resolution with the Internal Revenue Service regarding the deductibility of payments made to settle a lawsuit in fiscal 2010. The fiscal 2010 third quarter results contain special items that include a goodwill impairment charge of $8.7 million ($7.5 million net of the portion attributable to noncontrolling interest) and a $132.6 million pre-tax charge ($79.9 million net of tax) representing an accrual related to the securities class action lawsuit mentioned above. The Company did not record a net tax benefit associated with the goodwill impairment, as it is not deductible for tax purposes
Excluding these special items, income from continuing operations attributable to Apollo Group for the three months ended May 31, 2011, was $203.5 million, or $1.45 per share (140.3 million diluted weighted average shares outstanding), compared to income from continuing operations attributable to Apollo Group for the three months ended May 31, 2010 of $264.6 million, or $1.74 per share (152.3 million diluted weighted average shares outstanding). (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
Operating Expenses
Instructional and student advisory expenses increased by $16.4 million, or 3.7%, to $458.1 million for the three months ended May 31, 2011, compared to the three months ended May 31, 2010. The increase was primarily due to various strategic initiatives implemented to more effectively support students and improve their educational outcomes, which have resulted in increased compensation expense related to certain student advisory and infrastructure support functions and increased curriculum development and delivery costs.
Marketing expenses increased by $9.4 million, or 6.2%, to $161.0 million for the three months ended May 31, 2011, compared to the three months ended May 31, 2010. The increase was primarily a result of higher advertising expenditures, driven by the increased costs associated with the Company’s efforts to more effectively identify students who have a greater likelihood to succeed in its educational programs and increases in advertising rates for traditional and online media due to increased competition for higher degree level students and improving general economic conditions.
Admissions advisory expenses decreased by $16.4 million, or 14.1%, to $99.9 million for the three months ended May 31, 2011, compared to the three months ended May 31, 2010. The decrease was a result of lower admissions advisory headcount primarily attributable to a strategic reduction in force implemented during the first quarter of fiscal 2011 that eliminated approximately 700 full-time positions, principally among admissions personnel. This decrease was partially offset by higher average employee compensation costs.
General and administrative (“G&A”) expenses increased by $12.5 million, or 16.6%, to $87.9 million for the three months ended May 31, 2011, compared to the three months ended May 31, 2010. The increase is primarily attributable to expenses associated with higher employee compensation costs and other expenses associated with the Company’s investments in its information technology resources and capabilities.
The provision for uncollectible accounts receivable (“bad debt expense”) decreased by $32.8 million, or 45.5%, to $39.2 million for the three months ended May 31, 2011, compared to the three months ended May 31, 2010. The decrease is primarily attributable to reductions in gross accounts receivable as a result of decreases in New Degreed Enrollment, a shift in the mix of students from Associates to higher degree-level programs, and improvements in student retention rates, partially due to the full implementation of University Orientation. Improved collection rates at University of Phoenix, which were favorably impacted by ongoing process improvements and an initiative to address the Company’s oldest receivables, also contributed to the decrease.
Depreciation and amortization increased by $4.4 million, or 12.1%, to $41.1 million for the three months ended May 31, 2011, compared to the three months ended May 31, 2010. The increase was primarily due to increased depreciation related to information technology, network infrastructure and software, partially offset by a decrease in amortization of BPP intangible assets and depreciation of principal office buildings in respect of which the Company entered into a sale-leaseback arrangement.
Financial and Operating Metrics
Below are Apollo Group’s unaudited financial data and operating metrics for the third quarter of fiscal 2011 versus the prior-year period.

	Q3 2011	Q3 2010
Revenues (in thousands)
Degree Seeking Gross Revenues (1)	$1,166,880	$1,261,258
Less: Discounts and other	(66,888)	(60,441)

Degree Seeking Net Revenues (1)	1,099,992	1,200,817
Non-degree Seeking Revenues (2)	11,365	12,502
Other, net of discounts (3)	124,480	124,085

	$1,235,837	$1,337,404

Revenue by Degree Type (in thousands) (1)
Associates	$356,344	$464,373
Bachelors	592,258	551,808
Masters	194,365	221,718
Doctoral	23,913	23,359
Less: Discounts and other	(66,888)	(60,441)

	$1,099,992	$1,200,817

Degreed Enrollment (rounded to hundreds) (4)
Associates	147,900	212,100
Bachelors	184,500	186,400
Masters	58,500	70,400
Doctoral	7,500	7,600

	398,400	476,500

Degree Seeking Gross Revenues per Degreed Enrollment (1), (4)
Associates	$2,409	$2,189
Bachelors	3,210	2,960
Masters	3,322	3,149
Doctoral	3,188	3,074
All degrees (after discounts)	$2,761	$2,520

New Degreed Enrollment (rounded to hundreds) (5)
Associates	23,400	50,200
Bachelors	24,000	31,700
Masters	7,900	11,300
Doctoral	700	900

	56,000	94,100

(1)		Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs. Also includes revenue from tuition and other fees for students participating in University of Phoenix certificate programs of at least 18 credits in length with some course applicability into a related degree program.

(2)		Represents revenue from tuition and other fees for students participating in University of Phoenix certificate programs less than 18 credits in length, certificate programs with no applicability into a related degree program, single course and continuing education courses.

(3)		Represents revenues from IPD, CFFP, Apollo Global — BPP, Apollo Global — Other and other.

(4)		Represents:

	•	students enrolled in a University of Phoenix degree program who attended a credit bearing course during the quarter and had not graduated as of the end of the quarter;

	•	students who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree or a bachelor’s degree graduate returns for a master’s degree); and

	•	students participating in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

(5)		Represents:

	•	new students and students who have been out of attendance for more than 12 months who enroll in a University of Phoenix degree program and start a credit bearing course in the quarter;

	•	students who have previously graduated from a degree program and start a new degree program in the quarter; and

	•	students who commence participation in certain certificate programs of at least 18 credits with some course applicability into a related degree program.

Unaudited First Nine Months of Fiscal 2011 Results of Operations
Consolidated net revenue for the nine months ended May 31, 2011, was $3.6 billion, a 1.5% decrease from the comparable period of fiscal 2010. The decrease in consolidated net revenue was primarily attributable to a 6.6% decrease in University of Phoenix’s average Degreed Enrollment in the first nine months of fiscal year 2011 compared to the first nine months of fiscal year 2010, partially offset by selective tuition price and other fee changes at University of Phoenix. The Company reported income from continuing operations attributable to Apollo Group of $381.3 million, or $2.66 per share, (143.2 million diluted weighted average shares outstanding), and $520.9 million, or $3.37 per share, (154.5 million diluted weighted average shares outstanding) for the nine months ended May 31, 2011, and May 31, 2010, respectively.
Results for the nine months ended May 31, 2011 contain special items that include goodwill and other intangibles impairment charges of $219.9 million for the BPP subsidiary of Apollo Global ($188.3 million net of the portion attributable to noncontrolling interests), a $4.5 million charge for accrued incremental post-judgment interest and future estimated legal costs related to a securities class action lawsuit (Policeman’s Annuity and Benefit Fund of Chicago), and a $3.8 million restructuring charge associated with a strategic reduction in force, primarily at University of Phoenix. The Company recorded a tax benefit of $7.7 million, net of noncontrolling interests, associated with these charges, along with a tax benefit of $9.6 million resulting from the resolution with the Internal Revenue Service regarding the deductibility of payments made to settle a lawsuit in fiscal 2010. Results for the nine months ended May 31, 2010 included a goodwill impairment charge of $8.7 million ($7.5 million net of the portion attributable to noncontrolling interest), a $177.1 million pre-tax charge ($106.8 million net of tax) representing an accrual related to the securities class action lawsuit mentioned above, and a tax benefit of $11.4 million resulting from the settlement of disputed tax issues with the Internal Revenue Service. The Company did not record a net tax benefit associated with the goodwill impairment in either period, as it is not deductible for tax purposes.
Excluding these special items, income from continuing operations attributable to Apollo Group for the nine months ended May 31, 2011 was $560.6 million, or $3.91 per share, compared to income from continuing operations attributable to Apollo Group of $623.8 million, or $4.04 per share, for the nine months ended May 31, 2010. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
Unaudited Balance Sheet
As of May 31, 2011, the Company’s cash and cash equivalents, excluding restricted cash, totaled $1,426.3 million as compared to $1,284.8 million as of August 31, 2010. The increase is attributable to cash generated from operations, a decrease in restricted cash, and proceeds from the sale-leaseback of the Company’s principal office buildings in Phoenix, Arizona, partially offset by repayments on borrowings, share repurchases and capital expenditures. Restricted cash and cash equivalents (including long-term) decreased by $194.3 million compared to August 31, 2010, primarily due to the return of funds associated with the release of the Company’s cash- collateralized letter of credit in the amount of approximately $126 million in connection with a previous program review of University of Phoenix by the U.S. Department of Education.

At May 31, 2011, accounts receivable decreased to $227.2 million from $264.4 million at August 31, 2010. Excluding accounts receivable and the associated net revenue for Apollo Global, the Company’s days sales outstanding (“DSO”) was 23 days at May 31, 2011, compared to 30 days at August 31, 2010 and May 31, 2010. The decrease in DSO versus a year ago is primarily attributable to reductions in gross accounts receivable as a result of decreases in New Degreed Enrollment, a shift in the mix of students from associates to higher degree-level programs, and improvements in student retention, partially due to the full implementation of University Orientation. Improved collection rates at University of Phoenix also contributed to the decrease.
Total debt outstanding (including short-term borrowings and the current portion of long-term debt) decreased by $389.1 million to $195.3 million at May 31, 2011, from $584.4 million at August 31, 2010. The decrease is due to the repayment of U.S. denominated borrowings on the Company’s $500 million credit facility.
Share Repurchases
The Company repurchased approximately 4.1 million and 10.6 million shares of its common stock at a weighted average purchase price of $40.26 and $39.48 per share for a total expenditure of $167.3 million and $418.7 million during the three and nine months ended May 31, 2011, respectively. At May 31, 2011, $11.8 million was recorded in accrued liabilities in the Condensed Consolidated Balance Sheets for repurchased shares that settled subsequent to May 31, 2011. As of May 31, 2011, approximately $357.7 million remained available under the Company’s current share repurchase authorization.
Business Outlook
The Company offers the following commentary regarding the outlook for fiscal 2011 and fiscal 2012 based on the business trends observed during the third quarter of fiscal 2011, as well as management’s current expectations of future trends, which could change.
Fiscal 2011:
•	Consolidated net revenue of $4.65-$4.75 billion; and

•	Operating income, excluding the impact of special items, of $1.15-$1.20 billion.
Fiscal 2012:
•	Consolidated net revenue of $4.00-$4.25 billion; and

•	Operating income, excluding the impact of special items, of $675-$800 million.
Conference Call Information
The Company will hold a conference call to discuss these earnings results at 5:00 p.m. Eastern, 2:00 p.m. Phoenix time, today, Thursday, June 30, 2011. The call may be accessed by dialing (877) 292-6888 (domestic) or (973) 200-3381 (international) and entering the conference ID number 71264066. A live webcast of this event may be accessed by visiting the Company’s website at www.apollogrp.edu. A replay of the call will be available on the website or by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 71264066 until July 9, 2011.

About Apollo Group, Inc.
Apollo Group, Inc. is one of the world’s largest private education providers and has been in the education business for more than 35 years. The Company offers innovative and distinctive educational programs and services both online and on-campus at the undergraduate, master’s and doctoral levels through its subsidiaries: University of Phoenix, Apollo Global, Institute for Professional Development and College for Financial Planning. The Company’s programs and services are provided in 40 states and the District of Columbia; Puerto Rico; Latin America; and Europe, as well as online throughout the world.
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Forward-Looking Statements Safe Harbor
Statements about Apollo Group and its business in this release which are not statements of historical fact, including statements regarding Apollo Group’s future strategy and plans and commentary regarding future results of operations and prospects, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual plans implemented and actual results achieved may differ materially from those set forth in or implied by such statements due to various factors, including without limitation (i) changes in the overall U.S. or global economy, (ii) changes in enrollment or student mix, including as a result of the roll-out of the Company’s University Orientation program to all eligible students in November 2010, (iii) the impact of recent changes in the manner in which the Company evaluates and compensates its counselors that advise and enroll students, (iv) changes in law or regulation affecting the Company’s eligibility to participate in or the manner in which it participates in U.S. federal student financial aid programs, including, specifically, the impact on the Company’s business of the operational and other changes necessary to comply with the final program integrity regulations published by the U.S. Department of Education on October 29, 2010, and the final gainful employment regulations published by the Department on June 13, 2011, (v) changes in the Company’s business necessary to remain in compliance with U.S. federal student financial aid program regulations, including the so-called 90/10 Rule and the limitations on cohort default rates, and to remain in compliance with the accrediting criteria of the relevant accrediting bodies, and (vi) other regulatory developments. For a discussion of the various factors that may cause actual plans implemented and actual results achieved to differ materially from those set forth in the forward-looking statements, please refer to the risk factors and other disclosures contained in Apollo Group’s Form 10-K for fiscal year 2010 and subsequent Forms 10-Q, and other filings with the Securities and Exchange Commission, all of which are available on the Company’s website at http://www.apollogrp.edu.
Use of Non-GAAP Financial Information
This press release and the related conference call contain non-GAAP financial measures, which are intended to supplement, but not substitute for, the most directly comparable GAAP measures. Management uses, and chooses to disclose to investors, these non-GAAP financial measures because (i) such measures provide an additional analytical tool to clarify the Company’s results from operations and help to identify underlying trends in its results of operations; (ii) as to the non-GAAP earnings measures, such measures help compare the Company’s performance on a consistent basis across time periods; and (iii) these non-GAAP measures are employed by the Company’s management in its own evaluation of performance and are utilized in financial and operational decision-making processes, such as budgeting and forecasting. Exclusion of items in the non-GAAP presentation should not be construed as an inference that these items are unusual, infrequent or non-recurring. Other companies, including other companies in the education industry, may calculate non-GAAP financial measures differently, limiting their usefulness as a comparative measure across companies.

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
	May 31,	August 31,
($ in thousands)	2011	2010
ASSETS:
Current assets
Cash and cash equivalents	$1,426,346	$1,284,769
Restricted cash and cash equivalents	376,474	444,132
Accounts receivable, net	227,171	264,377
Deferred tax assets, current portion	148,052	166,549
Prepaid taxes	15,605	39,409
Other current assets	47,215	38,031
Assets held for sale from discontinued operations	—	15,945

Total current assets	2,240,863	2,253,212
Property and equipment, net	520,225	619,537
Long-term restricted cash and cash equivalents	—	126,615
Marketable securities	5,946	15,174
Goodwill	132,872	322,159
Intangible assets, net	123,525	150,593
Deferred tax assets, less current portion	112,643	99,071
Other assets	15,778	15,090

Total assets	$3,151,852	$3,601,451

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Short-term borrowings and current portion of long-term debt	$24,153	$416,361
Accounts payable	60,071	90,830
Accrued liabilities	438,205	375,461
Student deposits	404,155	493,245
Deferred revenue	311,445	359,724
Other current liabilities	40,730	53,416
Liabilities held for sale from discontinued operations	—	4,474

Total current liabilities	1,278,759	1,793,511
Long-term debt	171,121	168,039
Deferred tax liabilities	32,882	38,875
Other long-term liabilities	275,732	212,286

Total liabilities	1,758,494	2,212,711

Commitments and contingencies

Shareholders’ equity
Preferred stock, no par value	—	—
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	82,572	46,865
Apollo Group Class A treasury stock, at cost	(2,805,711)	(2,407,788)
Retained earnings	4,131,860	3,748,045
Accumulated other comprehensive loss	(23,940)	(31,176)

Total Apollo shareholders’ equity	1,384,885	1,356,050

Noncontrolling interests	8,473	32,690

Total equity	1,393,358	1,388,740

Total liabilities and shareholders’ equity	$3,151,852	$3,601,451

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended May 31,		% of Revenue
(in thousands, except per share data)	2011	2010	2011	2010
Net revenue	$1,235,837	$1,337,404	100.0%	100.0%

Costs and expenses:
Instructional and student advisory	458,145	441,700	37.1%	33.0%
Marketing	161,034	151,668	13.0%	11.3%
Admissions advisory	99,923	116,344	8.1%	8.7%
General and administrative	87,857	75,362	7.1%	5.6%
Provision for uncollectible accounts receivable	39,217	72,011	3.2%	5.4%
Depreciation and amortization	41,125	36,701	3.3%	2.8%
Estimated litigation loss	2,048	132,600	0.2%	9.9%
Goodwill and other intangibles impairment	—	8,712	—	0.7%

Total costs and expenses	889,349	1,035,098	72.0%	77.4%

Operating income	346,488	302,306	28.0%	22.6%
Interest income	867	827	0.1%	0.1%
Interest expense	(2,383)	(1,979)	(0.2%)	(0.2%)
Other, net	(1,862)	(1,312)	(0.1%)	(0.1%)

Income from continuing operations before income taxes	343,110	299,842	27.8%	22.4%
Provision for income taxes	(130,385)	(122,390)	(10.6%)	(9.1%)

Income from continuing operations	212,725	177,452	17.2%	13.3%
Income from discontinued operations, net of tax	540	2,084	0.1%	0.1%

Net income	213,265	179,536	17.3%	13.4%
Net income attributable to noncontrolling interests	(825)	(253)	(0.1%)	—

Net income attributable to Apollo	$212,440	$179,283	17.2%	13.4%

Earnings per share — Basic:
Continuing operations attributable to Apollo	$1.52	$1.17
Discontinued operations attributable to Apollo	—	0.02

Basic income per share attributable to Apollo	$1.52	$1.19

Earnings per share — Diluted:
Continuing operations attributable to Apollo	$1.51	$1.16
Discontinued operations attributable to Apollo	—	0.02

Diluted income per share attributable to Apollo	$1.51	$1.18

Basic weighted average shares outstanding	139,856	151,127

Diluted weighted average shares outstanding	140,343	152,291

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Nine Months Ended May 31,		% of Revenue
(in thousands, except per share data)	2011	2010	2011	2010
Net revenue	$3,610,901	$3,666,399	100.0%	100.0%

Costs and expenses:
Instructional and student advisory	1,335,601	1,287,833	37.0%	35.1%
Marketing	484,392	444,593	13.4%	12.1%
Admissions advisory	315,958	349,767	8.8%	9.6%
General and administrative	257,075	214,821	7.1%	5.9%
Provision for uncollectible accounts receivable	141,666	208,593	3.9%	5.7%
Depreciation and amortization	117,369	106,625	3.3%	2.9%
Estimated litigation loss	4,503	177,100	0.1%	4.8%
Goodwill and other intangibles impairment	219,927	8,712	6.1%	0.2%
Restructuring	3,846	—	0.1%	—

Total costs and expenses	2,880,337	2,798,044	79.8%	76.3%

Operating income	730,564	868,355	20.2%	23.7%
Interest income	2,635	2,284	0.1%	0.1%
Interest expense	(6,207)	(8,107)	(0.2%)	(0.2%)
Other, net	(1,603)	(2,061)	—	(0.1%)

Income from continuing operations before income taxes	725,389	860,471	20.1%	23.5%
Provision for income taxes	(376,016)	(341,435)	(10.4%)	(9.3%)

Income from continuing operations	349,373	519,036	9.7%	14.2%
Income (loss) from discontinued operations, net of tax	2,487	(8,854)	—	(0.3%)

Net income	351,860	510,182	9.7%	13.9%
Net loss attributable to noncontrolling interests	31,955	1,849	0.9%	0.1%

Net income attributable to Apollo	$383,815	$512,031	10.6%	14.0%

Earnings (loss) per share — Basic:
Continuing operations attributable to Apollo	$2.67	$3.40
Discontinued operations attributable to Apollo	0.02	(0.06)

Basic income per share attributable to Apollo	$2.69	$3.34

Earnings (loss) per share — Diluted:
Continuing operations attributable to Apollo	$2.66	$3.37
Discontinued operations attributable to Apollo	0.02	(0.06)

Diluted income per share attributable to Apollo	$2.68	$3.31

Basic weighted average shares outstanding	142,845	153,345

Diluted weighted average shares outstanding	143,222	154,506

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows From Continuing and Discontinued Operations
(Unaudited)

	Nine Months Ended May 31,
($ in thousands)	2011	2010
Cash flows provided by (used in) operating activities:
Net income	$351,860	$510,182
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	50,453	46,236
Excess tax benefits from share-based compensation	(1,214)	(6,427)
Depreciation and amortization	117,369	108,033
Amortization of lease incentives	(10,523)	(9,942)
Impairment of discontinued operations	—	9,400
Goodwill and other intangibles impairment	219,927	8,712
Amortization of deferred gains on sale-leasebacks	(1,491)	(1,294)
Non-cash foreign currency loss, net	1,767	931
Provision for uncollectible accounts receivable	141,666	208,593
Estimated litigation loss	4,503	177,100
Deferred income taxes	(3,327)	(69,571)
Changes in certain assets and liabilities, excluding the impact of disposition:
Accounts receivable	(81,215)	(175,845)
Prepaid taxes	21,218	35,203
Other assets	(13,955)	(8,223)
Accounts payable and accrued liabilities	13,117	(59,413)
Student deposits	(89,944)	897
Deferred revenue	(60,763)	5,796
Other liabilities	21,446	24,412

Net cash provided by operating activities	680,894	804,780

Cash flows provided by (used in) investing activities:
Additions to property and equipment	(119,726)	(108,316)
Maturities of marketable securities	10,000	—
Change in restricted cash and cash equivalents	194,273	(49,924)
Proceeds from sale-leaseback	169,018	—
Proceeds from disposition	9,612	—

Net cash provided by (used in) investing activities	263,177	(158,240)

Cash flows provided by (used in) financing activities:
Payments on borrowings	(425,325)	(424,775)
Proceeds from borrowings	11,682	17,824
Issuance of Apollo Group Class A common stock	10,240	18,209
Apollo Group Class A common stock purchased for treasury	(408,220)	(341,161)
Noncontrolling interest contributions	6,875	2,460
Excess tax benefits from share-based compensation	1,214	6,427

Net cash used in financing activities	(803,534)	(721,016)

Exchange rate effect on cash and cash equivalents	1,040	(1,789)

Net increase (decrease) in cash and cash equivalents	141,577	(76,265)
Cash and cash equivalents, beginning of period	1,284,769	968,246

Cash and cash equivalents, end of period	$1,426,346	$891,981

Supplemental disclosure of cash flow information
Cash paid for income taxes, net of refunds	$326,999	$356,570
Cash paid for interest	$8,063	$5,292
Supplemental disclosure of non-cash investing and financing activities
Credits received for tenant improvements	$12,047	$16,026
Unsettled purchase of Class A common stock for treasury	$11,802	$—
Accrued purchases of property and equipment	$6,585	$9,190
Restricted stock units vested and released	$3,614	$4,938

Apollo Group, Inc. and Subsidiaries
Reconciliation of GAAP financial information to non-GAAP financial information
(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands, except per share data)	2011	2010	2011	2010
Net income attributable to Apollo, as reported	$212,440	$179,283	$383,815	$512,031
Income (loss) from discontinued operations, net of tax	540	2,084	2,487	(8,854)

Income from continuing operations attributable to Apollo	211,900	177,199	381,328	520,885

Reconciling items:
Estimated litigation loss(1)	2,048	132,600	4,503	177,100
Goodwill and other intangibles impairment, net of noncontrolling interest(2)	—	7,457	188,258	7,457
Restructuring(3)	—	—	3,846	—

	2,048	140,057	196,607	184,557
Less: tax effects, net of noncontrolling interest	(801)	(52,700)	(7,715)	(70,328)
Tax benefit from IRS settlement(4)	(9,646)	—	(9,646)	(11,356)

Income from continuing operations attributable to Apollo, adjusted to exclude special items	$203,501	$264,556	$560,574	$623,758

Diluted income per share from continuing operations attributable to Apollo, as reported	$1.51	$1.16	$2.66	$3.37

Diluted income per share from continuing operations attributable to Apollo, adjusted to exclude special items	$1.45	$1.74	$3.91	$4.04

Diluted weighted average shares outstanding	140,343	152,291	143,222	154,506

(1)	These charges represent estimated losses associated with the Securities Class Action (Policeman’s Annuity and Benefit Fund of Chicago).

(2)	The $188.3 million charge for the nine months ended May 31, 2011 represents impairments of BPP’s goodwill and other intangible assets, net of noncontrolling interest. The $7.5 million charge for the three and nine months ended May 31, 2010 represents an impairment of ULA’s goodwill, net of noncontrolling interest. The Company did not record a tax benefit associated with either goodwill impairment because the goodwill is not deductible for tax purposes.

(3)	The $3.8 million charge for the nine months ended May 31, 2011 represents a charge associated with a strategic reduction in force at University of Phoenix during the first quarter of fiscal year 2011.

(4)	The $9.6 million tax benefit for the three and nine months ended May 31, 2011 resulted from resolution with the Internal Revenue Service regarding the deductibility of payments made to settle a lawsuit in fiscal year 2010. The $11.4 million tax benefit during the nine months ended May 31, 2010 resulted from a settlement of disputed tax issues with the Internal Revenue Service during the first quarter of fiscal year 2010.
Investor Relations Contacts:
Beth Coronelli ~ (312) 660-2059 ~ beth.coronelli@apollogrp.edu
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
Media Contact:
Media Relations Hotline ~ (602) 254-0086 ~ media@apollogrp.edu